Exhibit 99.1

Caterpillar Inc.
October 17, 2016

Caterpillar contact:
Rachel Potts
Global Government & Corporate Affairs
Office: 309-675-6892
Mobile: 309-573-3444
Potts_Rachel_A@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Chairman and CEO Doug Oberhelman Elects to Retire in 2017; Jim Umpleby Elected as Caterpillar’s Next CEO; Dave Calhoun to Become Non-Executive Chairman of the Board
PEORIA, Ill. – After more than 41 years with Caterpillar Inc. (NYSE: CAT), Chairman and CEO Doug Oberhelman has elected to retire, effective March 31, 2017. During his time as Chairman and CEO, Oberhelman has reinvigorated the company's focus on serving customers while also driving a culture of quality and safety. Oberhelman led the company to its highest sales and revenue peak in its 91-year history in 2012, and, since that time, has successfully led the company through the unprecedented downturn affecting our key industries.
During Oberhelman’s tenure:

•	Product quality levels have reached historically high levels.

•	Market position for machines has significantly increased.

•	New Lean Management processes have simplified and sped production capabilities, improving product availability for dealers and customers.

•	The company has increased its quarterly dividend by 83 percent since 2010.

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The balance sheet is strong, and at the end of the second quarter of 2016, Caterpillar’s Machinery Energy & Transportation debt-to-capital ratio was 39.0 percent, with $6.764 billion in cash as of June 30, 2016.

•	Global safety metrics for employees have dramatically improved, with the Recordable Injury Frequency improving each year.

•	Caterpillar has been granted nearly 7,300 patents worldwide.

•	The company dramatically expanded its commitment to lower owning and operating costs for customers by connecting new and existing equipment through digital technology and data analytics.
“Our people have heard me say many times that my greatest responsibility as Chairman and CEO is to manage Caterpillar for today and position the company and its future leaders for long-term success,” Oberhelman said. “It has been an honor and a privilege to lead this company, and I am confident in the choice of my successor, Jim Umpleby.”
“During the last four years, Caterpillar has faced unprecedented global economic conditions that have significantly impacted the industries served by our customers, as those industries and economic growth in many regions around the world have slowed or severely contracted. Faced with these challenges, our employees have responded like champions. We have improved our market position and grown our field population. Our product quality is at historically high levels, and I believe we are leading the industry in digital capabilities. I am confident that Caterpillar is stronger than ever, with product quality, power, technology and innovation that is the envy of our competitors. Add to that lean and agile manufacturing capabilities and an unrivaled global distribution channel. The future is bright,” Oberhelman added.
The company’s Board of Directors has elected Jim Umpleby, currently a Caterpillar Group President with responsibility for Energy & Transportation, to succeed Oberhelman as CEO. Umpleby, a 35-year veteran of the company, will join the Caterpillar Board of Directors and become CEO effective January 1, 2017. He joined Solar Turbines Incorporated in San Diego, California, in 1980. Solar, a wholly owned subsidiary of Caterpillar Inc., is one of the world’s leading manufacturers of industrial gas turbine systems. Early in his career, he held numerous positions of increasing responsibility in engineering, manufacturing, sales, marketing and customer services. Umpleby lived in Asia from 1984 to 1990, with assignments in Singapore and Kuala Lumpur, Malaysia. The Caterpillar Board of Directors elected Umpleby a Caterpillar Vice

President and President of Solar Turbines in 2010. He was named Group President and a member of Caterpillar’s Executive Office, effective January 2013.
“For more than 91 years, Caterpillar equipment has been renowned for its quality, durability, innovation and value,” Umpleby said. “I have been privileged to work with Caterpillar employees and dealers in supporting our customers as they develop the world's infrastructure and improve standards of living and quality of life. I look forward to leading our dedicated team as we build upon the accomplishments of those that have come before us.”
Oberhelman will remain as Executive Chairman of Caterpillar until March 31, 2017, when he will retire. Upon Oberhelman’s retirement, Dave Calhoun, a current member of the Caterpillar Board, will assume the role of Non-Executive Chairman of the Board. Calhoun is Senior Managing Director and Head of Private Equity Portfolio Operations of The Blackstone Group L.P.
Ed Rust, former Chairman and Chief Executive Officer of State Farm Mutual Automobile Insurance Company, and currently Presiding Director of the Caterpillar Board, will remain on the Board, but will no longer hold the title of Presiding Director once Calhoun assumes the role of Non-Executive Chairman.
“The Board has a robust, best-in-class succession planning process for the critical roles of Chairman of the Board and Chief Executive Officer as well as other top executive positions. One of our top priorities as a Board is developing a strong pipeline of senior leaders. Discussions are held throughout each year, and today’s announcement is the result of these ongoing and deliberate Board discussions,” Rust said. “I am certain Jim will continue the superb leadership, which is the hallmark of Caterpillar, in the years to come. I especially want to thank Doug for his strong and outstanding leadership of the company throughout his tenure, particularly in the last four years, when the global economic environment has created unprecedented challenges for Caterpillar. We wish Doug all of the best for a successful retirement following a distinguished and successful 41-year career.”
Calhoun has been a member of the Caterpillar Board of Directors since 2011. In addition to his role with the Blackstone Group, he was previously Executive Chair of Nielsen Holdings N.V. (2014-2015), served as Chairman of the Executive Board and Chief Executive Officer of

The Nielsen Company B.V. (2006-2013), Vice Chairman of General Electric Company and President and Chief Executive Officer of GE Infrastructure (2005-2006).
“I am honored to take on these new responsibilities with Caterpillar, an iconic and global leader,” Calhoun said. “Following a deliberate succession process, the Board confidently elected Jim as Caterpillar’s next CEO. He reflects the best attributes of Caterpillar’s culture and leadership. I also want to compliment Doug for his outstanding leadership as Chairman and CEO, as the capstone to more than four decades of service. His leadership in the last four years has been remarkable as the company has successfully navigated an incredibly difficult cycle while positioning Caterpillar to take full advantage of the next upturn.”
A replacement for Umpleby will be announced at a later date.

About Caterpillar
For 91 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets.  With 2015 sales and revenues of $47.011 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment.  For more information, visit caterpillar.com.  To connect with us on social media, visit caterpillar.com/social-media.

Forward-looking Statements
Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulations; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) changes in accounting standards; (xxvii) failure or breach of IT security; (xxviii) adverse effects of unexpected events including natural disasters; and (xxix) other factors described in more detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on February 16, 2016, for the year ended December 31, 2015.